                    NEWS
www.republicbancorp.com	Nasdaq: RBNC
FOR FURTHER INFORMATION:

Thomas F. Menacher	Kristine D. Brenner
Executive V.P., Treasurer & CFO	Director of Investor Relations
tmenacher@republicbancorp.com	kbrenner@republicbancorp.com
(989) 725-7337	(989) 725-7337

REPUBLIC BANCORP DECLARES 11 CENT
COMMON STOCK CASH DIVIDEND

ANN ARBOR, Michigan—November 18, 2004—Republic Bancorp Inc. (NASDAQ: RBNC), today announced that its Board of Directors declared an $.11 per share cash dividend to shareholders of record as of December 10, 2004 and payable January 4, 2005. Combined with the 10% stock dividend announced in October 2004 and the 16% increase in the cash dividend announced in June 2004, the Company’s cash dividend has increased 26%.

Republic Bancorp Inc., with $5.8 billion in assets, is the third largest bank holding company headquartered in Michigan and the 79th largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 94 retail, commercial and mortgage banking offices and 89 ATMs. Republic has been the #1 Small Business Administration bank lender based in Michigan for 10 years and one of the Midwest’s top ten retail mortgage lenders. Republic was named as the 5th Best Company to Work For by FORTUNE magazine (marking the fourth year on FORTUNE’s "100 Best Companies to Work For") and named to Working Mother magazine’s list of "100 Best Companies for Working Mothers" for the fourth year in a row.

Information about Republic Bancorp Inc.’s financial results and its products and services, including on-line mortgage applications and its Internet banking system, ExpressNet, can be accessed at www.republicbancorp.com.

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